Exhibit 99.1

TEXAS PACIFIC LAND TRUST ANNOUNCES THIRD QUARTER 2020 RESULTS
DALLAS, TX (November 2, 2020) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today announced financial and operating results for the third quarter ended September 30, 2020.
Results for the third quarter of 2020:
•Net income of $46.3 million, or $5.97 per Sub-share Certificate, for the third quarter ended September 30, 2020 compared with $60.0 million, or $7.74 per Sub-share Certificate, for the third quarter ended September 30, 2019.

•Revenues of $74.4 million for the third quarter ended September 30, 2020, compared with $98.5 million for the third quarter ended September 30, 2019.

•Decreases of 17.0% in oil and gas royalty revenue, 44.2% in easements and other surface-related income and 43.9% in water sales and royalty revenue for the third quarter ended September 30, 2020 compared with the third quarter ended September 30, 2019.
•EBITDA of $61.8 million for the third quarter ended September 30, 2020, compared with $77.4 million for the third quarter ended September 30, 2019.

Results for the nine months ended September 30, 2020:

•Net income of $131.3 million, or $16.92 per Sub-share Certificate, for the nine months ended September 30, 2020 compared with $249.6 million (which included a $100 million land sale), or $32.18 per Sub-share Certificate, for the nine months ended September 30, 2019.

•Revenues of $228.3 million for the nine months ended September 30, 2020, compared with $377.2 million for the nine months ended September 30, 2019 (which included a $100 million land sale).

•Decreases of 14.8% in oil and gas royalty revenue, 20.2% in easements and other surface-related income and 27.0% in water sales and royalty revenue for the nine months ended September 30, 2020 compared with the nine months ended September 30, 2019.
•EBITDA of $175.1 million for the nine months ended September 30, 2020, compared with $318.5 million for the nine months ended September 30, 2019 (which included a $100 million land sale).

“While our third quarter results have improved over the second quarter of 2020, uncertainty in the current environment remains and continues to present challenges for the oil and gas industry,” said Tyler Glover, Chief Executive Officer of the Trust. “However, we remain confident that the Trust is financially and operationally well-equipped to continue navigating these challenges and are committed to maintaining our track record of capital discipline and optimal liquidity while ensuring the health and safety of our employees.”

Further details for the third quarter of 2020:
The Trust reported net income of $46.3 million for the third quarter ended September 30, 2020, a decrease of 22.9% compared to net income of $60.0 million for the third quarter ended September 30, 2019.

Oil and gas royalty revenue was $31.8 million for the third quarter ended September 30, 2020, compared with $38.3 million for the third quarter ended September 30, 2019, a decrease of 17.0%. Prices received for crude oil production decreased 31.9% while crude oil production subject to the Trust’s royalty interests increased 7.3% for the third quarter ended September 30, 2020 compared to the same period of 2019. Prices received for gas production increased 61.0% while gas production subject to the Trust’s royalty interests decreased 2.5% for the third quarter ended September 30, 2020 compared to the same period of 2019.

Easements and other surface-related income was $18.9 million for the third quarter ended September 30, 2020, a decrease of 44.2% compared with the third quarter ended September 30, 2019 when easements and other surface-related income was $33.9 million. The decrease in easements and other surface-related income was largely driven by decreases of $10.0 million in pipeline easement income and $2.0 million in permit income for the third quarter ended September 30, 2020 compared to the same period of 2019.

Water sales and royalty revenue was $12.1 million for the third quarter ended September 30, 2020, a decrease of 43.9% compared with the third quarter ended September 30, 2019 when water sales and royalty revenue was $21.7 million. This decrease was principally due to a 27.6% decrease in the number of barrels of sourced and treated water sold and a $0.8 million decrease in water royalties in the third quarter of 2020 compared to the same period of 2019.

The Trust recognized land sales revenue of $11.5 million for the third quarter ended September 30, 2020 and $4.6 million for the comparable period of 2019.

Further details for the nine months ended September 30, 2020:

The Trust reported net income of $131.3 million for the nine months ended September 30, 2020, a decrease of 47.4% compared to net income of $249.6 million for the nine months ended September 30, 2019, which included a $100 million land sale. Excluding the impact of the 2019 land sale (net of income tax), net income for the nine months ended September 30, 2019 was $170.6 million.

Oil and gas royalty revenue was $94.6 million for the nine months ended September 30, 2020, compared with $111.1 million for the nine months ended September 30, 2019, a decrease of 14.8%. Prices received for crude oil and gas production decreased 23.8% and 9.0%, respectively, in the nine months ended September 30, 2020 compared to the same period of 2019. The decrease in prices received was partially offset by increased crude oil and gas production subject to the Trust’s royalty interests, which increased 9.3% and 16.4%, respectively, in the nine months ended September 30, 2020 compared to the same period of 2019.

Easements and other surface-related income was $70.0 million for the nine months ended September 30, 2020, a decrease of 20.2% compared with the nine months ended September 30, 2019 when easements and other surface-related income was $87.6 million. The decrease in easements and other surface-related income was largely driven by a decrease of $19.6 million in pipeline easement income partially offset by an increase of $5.7 million in commercial lease revenue (largely due to an increase in saltwater disposal royalties) for the nine months ended September 30, 2020 compared to the same period of 2019.

Water sales and royalty revenue was $47.5 million for the nine months ended September 30, 2020, a decrease of 27.0% compared with the nine months ended September 30, 2019 when water sales and royalty revenue was $65.1 million. This decrease was principally due to a 10.5% decrease in the number of barrels of sourced and treated water sold and a $5.8 million decrease in water royalties for the nine months ended September 30, 2020 compared to the same period in 2019.

The Trust recognized land sales revenue of $15.9 million for the nine months ended September 30, 2020 and $113.0 million for the comparable period of 2019. Land sales revenue for the nine months ended September 30, 2019, included a $100 million land sale consummated in January 2019.

COVID-19 Pandemic and Market Conditions Update

The uncertainty surrounding the severity and duration of the COVID-19 pandemic, as well as dramatic declines in crude oil prices due in part to the global spread of COVID-19, has caused volatility in the global financial markets including the oil and gas industry. Significant mitigation measures, such as shelter-in place orders, travel bans and business restrictions, among other things, established to reduce the global, national and local spread of COVID-19, have further affected the supply and demand for crude oil. While uncertainty remains around COVID-19 mitigation measures and re-opening efforts, we believe demand is beginning to recover.

These events have negatively affected, and are expected to continue to negatively affect, the Trust’s business and results of operations. Should additional oil and gas wells be shut in, production continue to be curtailed or the owners and operators of the oil and gas wells to which the Trust’s royalty interests relate continue to decrease investment in response to lower commodity prices and conservation of capital, we would expect the Trust’s royalty income and demand for our water services to remain at the reduced levels that the Trust has experienced during the second and third quarters of 2020 and may decline further.

Given the dynamic nature of these events, we cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, or the extent of the impact they will have on the Trust’s business or results of operations and financial condition.

Conversion of the Trust

As previously announced on March 23, 2020, our Trustees approved a plan to reorganize the Trust from its current structure to a corporation formed under the laws of the State of Delaware. We continue to progress towards the conversion. On June 15, 2020, the Trust announced the new corporation will be named Texas Pacific Land Corporation (“TPL Corp”) and the persons selected to serve as directors on the Board of Directors of TPL Corp. Additionally, a draft registration statement on Form 10 has been submitted to the Securities and Exchange Commission for review, on a non-public basis. The Trust continues to make progress toward effecting its planned corporate reorganization into a Delaware corporation and, currently anticipates to be in a position to move forward with the reorganization by the end of the fourth quarter of 2020.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner. Texas Pacific Land Trust is not a REIT.

Forward-Looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the severity and duration of the COVID-19 pandemic and related economic repercussions, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, the proposed reorganization of the Trust into a corporation, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Oil and gas royalties	$31,758	$38,259	$94,631	$111,113
Easements and other surface-related income	18,936	33,911	69,970	87,635
Water sales and royalties	12,139	21,654	47,525	65,067
Land sales	11,463	4,621	15,855	113,020
Other operating revenue	87	85	269	329
Total revenues	74,383	98,530	228,250	377,164

Expenses:
Salaries and related employee expenses	7,678	8,537	27,235	22,742
Water service-related expenses	2,260	5,122	11,205	15,423
General and administrative expenses	1,883	2,864	7,290	6,877
Legal and professional fees	1,987	5,558	6,955	15,198
Land sales expenses	67	—	2,773	225
Depreciation, depletion and amortization	3,760	2,631	10,773	5,286
Total operating expenses	17,635	24,712	66,231	65,751

Operating income	56,748	73,818	162,019	311,413

Other income, net	1,287	941	2,306	1,771
Income before income taxes	58,035	74,759	164,325	313,184
Income tax expense (benefit):
Current	11,146	9,918	33,153	43,485
Deferred	614	4,819	(86)	20,093
Total income tax expense	11,760	14,737	33,067	63,578
Net income	$46,275	$60,022	$131,258	$249,606

Net income per Sub-share Certificate - basic and diluted	$5.97	$7.74	$16.92	$32.18

Weighted average number of Sub-share Certificates outstanding	7,756,156	7,756,156	7,756,156	7,756,643

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended September 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$31,758	43%	$38,259	39%
Easements and other surface-related income	6,588	9%	22,111	22%
Land sales and other operating revenue	11,550	15%	4,706	5%
	49,896	67%	65,076	66%
Water services and operations:
Water sales and royalties	12,139	16%	21,654	22%
Easements and other surface-related income	12,348	17%	11,800	12%
	24,487	33%	33,454	34%
Total consolidated revenues	$74,383	100%	$98,530	100%

Net income:
Land and resource management	$34,359	74%	$43,911	73%
Water services and operations	11,916	26%	16,111	27%
Total consolidated net income	$46,275	100%	$60,022	100%

	Nine Months Ended September 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$94,631	41%	$111,113	29%
Easements and other surface-related income	31,385	14%	59,761	16%
Land sales and other operating revenue	16,124	7%	113,349	30%
	142,140	62%	284,223	75%
Water services and operations:
Water sales and royalties	47,525	21%	65,067	17%
Easements and other surface-related income	38,585	17%	27,874	8%
	86,110	38%	92,941	25%
Total consolidated revenues	$228,250	100%	$377,164	100%

Net income:
Land and resource management	$92,197	70%	$204,222	82%
Water services and operations	39,061	30%	45,384	18%
Total consolidated net income	$131,258	100%	$249,606	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three and nine months ended September 30, 2020 and 2019 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$46,275	$60,022	$131,258	$249,606
Add:
Income tax expense	11,760	14,737	33,067	63,578
Depreciation, depletion and amortization	3,760	2,631	10,773	5,286
EBITDA	$61,795	$77,390	$175,098	$318,470

Contact:

Chris Steddum
Vice President, Finance and Investor Relations
(214) 969-5530